EXHIBIT 99.1

Altavista, VA (November 2, 2004) — Pinnacle Bankshares Corporation (OTCBB:PPBN), the one-bank holding company of The First National Bank of Altavista (quarterly consolidated results unaudited) reported today net income after taxes of $459,000 or $0.31 per basic share for the quarter ended September 30, 2004 and $1,394,000 or $0.96 per basic share for the nine months ended September 30, 2004 compared to net income after taxes of $455,000 or $0.31 per basic share and $1,326,000 or $0.91 per basic share for the same periods of 2003.

The 5.07% increase in net income after taxes for the nine months ended September 30, 2004 is driven primarily by a 3.89% increase in net interest income derived from an increase in loan volume and a lower interest cost paid on deposits. A lower provision for loan losses in 2004, reflecting fewer problem loans and low historical losses, was offset by lower fee income due to a decline in mortgage loan originations.

Profitability as measured by the Company’s return on average assets (ROA) was 0.88% for the nine months ended September 30, 2004, compared to 0.87% for the same period of 2003. Another key indicator of performance, the return on average equity (ROE) for the nine months ended September 30, 2004 was 8.55%, compared to 8.48% for the nine months ended September 30, 2003.

Net interest income was $5,525,000 for the nine months ended September 30, 2004. Net interest income was $1,909,000 for the three months ended September 30, 2004. The net interest margin increased to 3.85% for the nine months ended September 30, 2004 from 3.83% for the nine months ended September 30, 2003. The slight increase in net interest margin is due primarily to the upward repricing of the adjustable rate credits in the bank’s loan portfolio. Should interest rates continue to rise in the remainder of 2004, management expects the net interest margin to continue to improve due to the level of adjustable rate credits in the bank’s loan portfolio

Non-interest income decreased $253,000 or 12.78% for the nine months ended September 30, 2004 compared to the same period of 2003. Non-interest income decreased $149,000 or 20.11% when comparing the three months ended September 30, 2004 to the same period of 2003. The decreases from 2003 levels were primarily due to a 45.92% decrease in fees on sales of mortgage loans as a result of a decline in loan production during the first nine months of 2004.

Non-interest expense increased $2,000 or 0.04%, for the nine months ended September 30, 2004 compared to the same period of 2003. Non-interest expense increased $57,000 or 3.24% for the three months ended September 30, 2004 compared to the same period of 2003. The $57,000 increase for the three months ended September 30, 2004 when compared with the same period of 2003 was due mainly to a 35.29% increase in office supply expenses and an 11.06% increase in other operating expenses that occurred due to the opening of the bank’s new branch located in Forest, Virginia on August 16, 2004.

Total assets at September 30, 2004 were $212,424,000 up 2.95% from $206,344,000 at December 31, 2003. The principal components of the Company’s assets at the end of the period were $35,954,000 in securities and $156,701,000 in net loans. During the nine months ended September 30, 2004, net loans increased 5.96% or $8,818,000 from $147,883,000 at December 31, 2003. Also during the nine months ended September 30, 2004, securities decreased 3.11% or $1,154,000 from December 31, 2003.

Total liabilities at September 30, 2004 were $190,305,000 up from $184,909,000 at December 31, 2003, primarily as a result of an increase in demand deposits from December 31, 2003 of $3,385,000 or 20.28% and an increase in time deposits from December 31, 2003 of $4,382,000 or 4.19%.

Total stockholders’ equity at September 30, 2004 was $22,119,000 including $16,720,000 in retained earnings and $465,000 of accumulated other comprehensive income, which represents net unrealized gains on available-for-sale securities. At December 31, 2003, total stockholders’ equity was $21,435,000.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of The First National Bank of Altavista serves an area consisting primarily of Campbell County, northern Pittsylvania County, southeastern Bedford County, and the city of Lynchburg from two offices located in the town of Altavista and four offices located within or near the city of Lynchburg, Virginia. A new full service branch in Forest, Bedford County, Virginia opened in August 2004.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. These statements are based on certain assumptions and analyses by the company and may relate to the company’s future plans and performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements contained herein, and you should not place undue reliance on such statements which reflect our position as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(Unaudited)

(Amounts in thousands)

	3 Months Ended 9/30/2004	3 Months Ended 9/30/2003
Income Statement Highlights
Net Interest Income	$1,909	$1,756
Provision for Loan Losses	40	105
Noninterest Income	592	741
Noninterest Expense	1,817	1,760
Net Income	459	455

	9 Months Ended 9/30/2004	Year Ended 12/31/2003	9 Months Ended 9/30/2003
Income Statement Highlights
Net Interest Income	$5,525	$7,083	$5,318
Provision for Loan Losses	203	470	362
Noninterest Income	1,727	2,578	1,980
Noninterest Expense	5,097	6,738	5,095
Net Income	1,394	1,772	1,326

	9/30/2004	12/31/2003	9/30/2003
Balance Sheet Highlights
Net Loans	$156,701	$147,883	$145,082
Total Investments	35,954	37,108	35,123
Total Assets	212,424	206,344	207,581
Total Deposits	189,315	183,865	184,902
Stockholder’s Equity	22,119	21,435	21,158

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-369-3036 bryanlemley@1stnatbk.com